Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-113590 on Form S-3, and Registration Statement Nos. 33-35357, 333-104249 and 333-80577, on Form S-8, of our report dated March 1, 2006, relating to the financial statements of Giant Industries, Inc. and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method for the adoption of Statement of Financial Accounting Standards No. 143, “Asset Retirement Obligations” in 2003 and a change in accounting method for the adoption of Financial Accounting Standards Board Interpretation 47, “Accounting for Conditional Asset Retirement Obligations” in 2005), our report dated March 1, 2006 relating to the financial statement schedule of the Company, and to our report dated March 1, 2006 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 1, 2006